Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Senior Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS THIRD QUARTER RESULTS

FORT WAYNE, INDIANA – OCTOBER 30, 2009 – Tower Financial Corporation (NASDAQ: TOFC) reported an increase of $2.6 million in capital during the third quarter of 2009 despite a loss of $721,000, or $0.18 per diluted share, compared with net income of $330,000, or $0.08 per share, reported for the third quarter 2008.   This brings the year to date net loss to $4.4 million, or $1.08 per diluted share, compared to year to date net income of $1.4 million, or $0.34 per share at September 30, 2008.

The main causes of the quarterly loss were:
•	Significant deterioration of collateral on four credits already identified as non-performing in previous quarters
•	Non cash other-than-temporary impairment (OTTI) charge on an available for sale security
•	Letter of credit claim on a borrower who was previously liquidated

“While the loss for the quarter was a disappointment, the mark to market accounting issue or OTTI charge did not impact capital, and the loan loss provision does not reflect any deterioration in our overall loan portfolio. Unfortunately, values of collateral in some markets continue to fall, and we added appropriate reserves relating to these four previously identified non-performing loans” stated President and CEO, Mike Cahill. “Our core business continues to improve, and we were able to show a significant increase in capital. Tower has always believed our capital position is strong enough to support our operations, and that has definitely not changed. This is why we choose not to take any TARP capital from the government like so many of our competitors did earlier this year.  We are still poised to service our customers’ needs and look forward to adding new relationships.”

Third quarter highlights include:

•	Capital increased to $48.5 million from $45.7 million at June 30, 2009. The Company’s regulatory capital ratios continue to remain above “well-capitalized” levels.

•	Net interest income increased by $255,000, or 5.3 percent. This was due to a 22 basis point increase in our net interest margin to 3.25 percent.

•
Trust and brokerage assets under management grew to $722.4 million as of September 30, 2009, an increase of $59.0 million or 8.89 percent during the third quarter.  Year to date growth is $87.1 million, or 13.72 percent.

•
Core deposits grew to $454.4 million as of September 30, 2009, an increase of $10.1 million for the third quarter and $47.7 million year to date.  This represents annualized core deposit growth of 9.1 percent for the third quarter and 15.6 percent for the first half of the year.

•
Loan loss reserves were continued to be built, resulting in an Allowance for Loan Losses of 2.78 percent of total loans, compared to 2.53 percent at June 30, 2009, and 1.90 percent at December 31, 2008.

Capital
Total capital increased to $48.5 million as of September 30, 2009, compared to $45.9 million at June 30, 2009.  The increase of $2.6 million was made up of a $1.8 million capital raise from the sale of Series A Convertible Preferred Stock as previously disclosed in our Form 8k filing on September 28, 2009, and an increase of $1.5 million in unrealized gains, net of tax, on securities available for sale.  The increase was offset by our $721,000 net loss recorded for the third quarter 2009.

The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for risked-based capital.  Tier 1 capital at September 30, 2009, was 11.0 percent, compared to 11.7 percent at December 31, 2008.  Total risked-based capital at September 30, 2009, was 12.5 percent, compared to 13.0 percent at December 31, 2008.  Leverage capital was 9.0 percent at September 30, 2009, well above the regulatory requirement of 5 percent to be considered “well-capitalized”.  The year to date reduction in capital ratios are the direct result of large loan loss provisions, the write down of a foreclosed land development, and the impairment charge on a security, offset by a reduction in total assets as well as capital raised during the third quarter.

The following table shows our current Capital position as of September 30, 2009 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements	Regulatory	Tower
	Minimum (Well- Capitalized)	9/30/09	Excess
Tier 1 Capital / Risk Assets	$33,866	$62,089	$28,223

Total Risk Based Capital / Risk Assets	$56,444	$70,719	$14,275

Tier 1 Capital / Average Assets (Leverage)	$34,338	$62,089	$27,751

Minimum Percentage Requirements	Regulatory	Tower
	Minimum (Well- Capitalized)	9/30/09
Tier 1 Capital / Risk Assets	6% or more	11.00%

Total Risk Based Capital / Risk Assets	10% or more	12.53%

Tier 1 Capital / Quarterly Average Assets	5% or more	9.04%

Asset Quality
Nonperforming assets plus delinquencies were $25.8 million, or 3.80 percent of total assets as of September 30, 2009. This compares with $25.8 million, or 3.75 percent of assets at June 30, 2009 and $19.7 million, or 2.81 percent of assets at December 31, 2008.  Net charge-offs were $2.0 million for the quarter compared with net charge-offs of $3.1 million for the second quarter and $117,000 in the first quarter of 2009.  The current and historical breakdown of our non-performing assets is as follows:

($000's omitted)	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
Non-Accrual loans
Commercial	8,644	5,907	1,246	1,658	598
Acquisition & Development	9,812	9,882	9,801	13,221	15,020
Commercial Real Estate	682	2,675	437	449	1,341
Residential Real Estate	1,081	552	224	347	107
Total Non-accrual loans	20,219	19,016	11,708	15,675	17,066
Trouble-debt restructered	163	184	191	198	366
OREO	3,990	4,060	5,080	2,660	2,432
Deliquencies greater than 90 days	1,477	2,509	1,304	1,020	982

Total Non-Performing Assets	25,849	25,769	18,283	19,553	20,846

The Commercial non-accrual category grew by $2.7 million, as ten relationships were added totaling $4.6 million offset by a $1.9 million reduction in previously identified relationships.  Of the total $8.6 million of non-accrual loans in the commercial category, $7.9 million are comprised within seven lending relationships. The Acquisition and Development category is comprised of four lending relationships and remained unchanged during the quarter.  The Commercial Real Estate category was reduced by about $2.0 million, as resolution was brought to two of the four relationships encompassing this category.

Our allowance for loan losses increased $4.2 million during the first nine months of 2009 and was 2.78 percent of total loans at September 30, 2009, an increase from 2.53 percent and 1.90 percent at June 30, 2009, and December 31, 2008, respectively.  The year to date increase was the net result of a reduction in loan outstandings of $24.9 million, net charge-offs of $5.3 million, and loan loss provision of $9.5 million.  This increased provisioning was primarily driven by a deliberate focus by management on reserve building, recognition of valuation changes in the marketplace related to underperforming assets and the collateral value backing these assets, and current economic factors in our markets.

"We have a small number of relationships that comprise a significant dollar amount of the non-performing assets, stated Mr. Cahill. We will not be pleased until we significantly reduce the level of non-performing assets, the speed of identification and resolution has increased due to our ability to recognize the loss in value on non-performing assets and our ability to support this with our strong capital position."

Balance Sheet
Company assets were $679.4 million at September 30, 2009, a decrease of $17.1 million, or 2.5 percent from December 31, 2008.  The decrease in assets was primarily attributable to decreases in cash and cash equivalents of $1.6 million and loans of $24.9 million, along with an increase in our allowance for loan losses of $4.3 million.  These changes were offset by an increase in long term investments of $8.1 million and loans held for sale of $1.2 million.

Cash and cash equivalents decreased primarily due to the net paydown of $23.0 million in borrowings from the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank (FRB) Discount Window in an effort to recognize more limited lending opportunities in the short term, and the goal of improving our net interest margin.  FHLB and FRB Discount Window borrowings at September 30, 2009 were $16.2 million, compared to $39.2 million at December 31, 2008.

Total loans at September 30, 2009 were $536.1 million, compared to $561.0 million at December 31, 2008.  The planned decrease in loans came in primarily in our Commercial and Residential Real estate categories. Commercial real estate loans decreased by $13.5 million from December 31, 2008, while Residential real estate loans decreased by $10.1 million during that same time frame.  The decrease in commercial real estate was due to continued amortization and payoffs in the portfolio combined with limited new activity. The decrease in the residential portfolio was due to increased refinancing activity during the first nine months of 2009 combined with the Company’s desire to sell these mortgages rather than hold them for both interest rate risk and fee income purposes.

Long term investments increased by $8.1 million to $89.9 million, as we continue to expand our investment portfolio to enhance liquidity and yield opportunities in light of the planned reduction in our loan portfolio and recognition of fewer lending opportunities in the local economy. This is a continued purposeful change in asset allocation driven by profitability and liquidity targets, current economic conditions, and capital management guidelines.

Total deposits at September 30, 2009 were $592.7 million compared to $586.2 million at December 31, 2008, an increase of $6.5 million, or 1.5 percent annualized.  Core deposit growth of $47.7 million, or 15.6 percent annualized, was led by $16.8 million of growth in our non-interest bearing checking accounts, $34.2 million in money-market accounts, and $7.9 million in interest bearing checking accounts.  This growth was offset by a $39.4 million decrease in certificates of deposit and a $13.5 million decrease in brokered deposits.  Core deposits, which totaled $454.4 million at September 30, 2009, now comprise 76.7 percent of the entire deposits of the Company compared to 69.4 percent at December 31, 2008.

Shareholders' equity was $48.5 million at September 30, 2009, a decrease of 2.2 percent from the $49.6 million reported at December 31, 2008.  Affecting the decrease in stockholders’ equity was a net loss of $4.4 million, $55,000 of additional paid in capital from the FAS123R accounting treatment for stock options, an increase of $1.5 million in unrealized gains, net of tax, on securities available for sale, and $1.8 million in convertible preferred stock sold to insiders and previously disclosed in our 8k filing of September 28, 2009.  Period-end common shares outstanding were 4,090,432.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $6.3 million for the third quarter 2009, a decrease of $134,000 from the second quarter 2009 and a decrease of $43,000 from the first quarter 2009.  Third quarter 2009 net interest income was $5.1 million an increase of $255,000, or 5.3 percent from the second quarter 2009 and an increase of $536,000, or 11.8 percent compared to the first quarter 2009. The increase in net interest income was the result of a 23 basis point improvement in our net interest margin.  Net interest margin for the third quarter 2009 was 3.25%, compared to 3.02% for the second quarter 2009 and 2.85% in the first quarter 2009.

Noninterest income accounted for approximately 19.2 percent of total revenue. For the third quarter, noninterest income was $1.2 million, down from the $1.6 million reported in the second quarter of 2009, and down from the $1.8 million reported in the first quarter 2009. The decrease relates primarily to a $477,000 other-than-temporary-impairment (OTTI) charge on an available for sale security during the third quarter. Trust and brokerage fees were $819,000, an increase of 1.6 percent from the second quarter 2009.  Looking forward, our fees are positively impacted by the growth in assets under management. Currently, Tower Private Advisors manages $722.4 million in combined trust and brokerage assets, an increase of 8.9 percent from the $663.4 million of combined assets reported for June 30, 2009.  Service charges for the Bank were $287,000, a 1.4 percent increase from the second quarter 2009.  Loan broker fees were $219,000, a 12.3 percent increase from the second quarter 2009, due to increased refinancing activity being experienced throughout the country.  Other fee income remained relatively flat from the previous quarter.

Third quarter noninterest expense decreased $991,000, or 18.1 percent from the second quarter 2009.  Approximately $1.3 million of the decrease was due to an industry-wide imposed special FDIC assessment of $315,000 and the write-down of the value of a foreclosed property of $950,000 that occurred during the second quarter.  The remaining $274,000 increase was the result of a claim on an outstanding letter of credit in the amount of $325,000 that was accrued as a contingent liability during the third quarter. Outside of these extraordinary items, typical operating expenses decreased by $51,000 during the third quarter.

The non-interest expense for the first nine months of 2009 versus the same period in 2008 are down by $1.3 million (excluding the increase in FDIC premiums, the $950,000 write down of REO, and the $325,000 letter of credit claim in 2009). This reflects management’s continuing diligence in reducing operating costs of the Company. This has been and will continue to receive significant attention and action by management. We expect the significant impact of these efforts be seen in our operating results in the first quarter of 2010.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with two subsidiaries: Tower Bank & Trust Company, a community bank headquartered in Fort Wayne; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in banking regulation; governmental and regulatory policy changes; changes in the national and local economy; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in tax laws; changes in prices; the impact of technological advances; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net
# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At September 30, 2009 and December 31, 2008
	(unaudited)	(unaudited)
	September 30 2009	December 31 2008
ASSETS
Cash and due from banks	$23,597,889	$19,418,905
Short-term investments and interest-earning deposits	3,253,798	9,525,414
Federal funds sold	3,088,130	2,632,054
Total cash and cash equivalents	29,939,817	31,576,373

Securities available for sale, at fair value	81,277,417	77,792,255
Securities held to maturity, at cost	4,628,873	-
FHLBI and FRB stock	4,032,446	4,032,446
Loans Held for Sale	1,387,958	151,614

Loans	536,073,868	561,011,675
Allowance for loan losses	(14,905,393)	(10,654,879)
Net loans	521,168,475	550,356,796

Premises and equipment, net	8,000,452	8,010,596
Accrued interest receivable	2,511,735	2,615,260
Bank Owned Life Insurance	12,927,275	12,589,699
Other Real Estate Owned	3,990,126	2,660,310
Other assets	9,529,328	6,798,774

Total assets	$679,393,902	$696,584,123

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$98,858,989	$82,107,483
Interest-bearing	493,871,633	504,129,631
Total deposits	592,730,622	586,237,114

Short-term Borrowings	-	-
Federal Home Loan Bank advances	16,200,000	39,200,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	501,328	658,956
Other liabilities	3,893,457	3,342,913
Total liabilities	630,852,407	646,965,983

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; 18,300 shares issued and outstanding	1,780,000	-
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; 4,155,432 and 4,149,432 shares issued; and 4,090,432 and 4,084,432 shares outstanding at September 30, 2009 and December 31, 2008	39,821,770	39,766,742
Treasury stock, at cost, 65,000 shares at September 30, 2009 and December 31, 2008	(884,376)	(884,376)
Retained earnings	6,488,315	10,895,724
Accumulated other comprehensive income (loss), net of tax of $688,132 at September 30, 2009 and ($82,399) at December 31, 2008	1,335,786	(159,950)
Total stockholders' equity	48,541,495	49,618,140

Total liabilities and stockholders' equity	$679,393,902	$696,584,123

Tower Financial Corporation
Consolidated Statements of Operations
For the six and three months ended September 30, 2009 and 2008
(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2009	2008	2009	2008
Interest income:
Loans, including fees	$6,959,860	$8,303,686	$21,107,524	$25,919,244
Securities - taxable	824,234	734,502	2,240,516	1,997,272
Securities - tax exempt	242,924	220,715	710,768	658,061
Other interest income	1,951	59,938	11,504	331,924
Total interest income	8,028,969	9,318,841	24,070,312	28,906,501
Interest expense:
Deposits	2,491,713	3,322,465	8,138,297	11,397,623
Fed Funds Purchased	583	2,776	1,573	2,776
FHLB advances	176,749	284,982	643,777	857,759
Trust preferred securities	283,072	283,071	846,369	847,791
Total interest expense	2,952,117	3,893,294	9,630,016	13,105,949

Net interest income	5,076,852	5,425,547	14,440,296	15,800,552
Provision for loan losses	1,995,000	1,999,000	9,505,000	3,174,000

Net interest income after provision for loan losses	3,081,852	3,426,547	4,935,296	12,626,552

Noninterest income:
Trust and brokerage fees	818,838	936,689	2,492,794	2,769,715
Service charges	285,662	288,186	826,978	923,540
Loan broker fees	218,870	65,075	552,551	192,945
Gain/(Loss) on sale of securities	14,880	6,004	209,892	65,841
Impairment on AFS securities	(477,344)	-	(525,000)	-
Other fees	348,939	516,267	1,040,881	969,423
Total noninterest income	1,209,845	1,812,221	4,598,096	4,921,464

Noninterest expense:
Salaries and benefits	2,651,713	2,813,399	8,019,122	8,951,643
Occupancy and equipment	779,044	719,498	2,170,446	2,209,401
Marketing	87,660	131,147	366,532	505,363
Data processing	257,974	246,198	879,426	747,128
Loan and professional costs	445,546	326,588	1,140,686	956,656
Office supplies and postage	87,003	92,452	257,549	288,431
Courier service	58,048	64,858	177,955	229,393
Business Development	87,842	140,317	354,604	469,149
Communication Expense	43,219	90,856	131,458	242,579
FDIC Insurance Premiums	357,138	180,036	1,315,936	547,791
Write-down of other real estate owned	-	-	950,000	-
Other expense	612,700	237,450	1,155,325	994,474
Total noninterest expense	5,467,887	5,042,799	16,919,039	16,142,008

Income/(loss) before income taxes/(benefit)	(1,176,190)	195,969	(7,385,647)	1,406,008
Income taxes expense/(benefit)	(455,615)	(133,632)	(2,979,817)	22,528

Net income/(loss)	$(720,575)	$329,601	$(4,405,830)	$1,383,480

Basic earnings/(loss) per common share	$(0.18)	$0.08	$(1.08)	$0.34
Diluted earnings/(loss) per common share	$(0.18)	$0.08	$(1.08)	$0.34
Average common shares outstanding	4,090,432	4,084,432	4,090,432	4,072,762
Average common shares and dilutive potential common shares outstanding	4,090,432	4,086,757	4,090,432	4,081,441

Dividends declared per common share	$-	$-	$-	$0.044

Tower Financial Corporation
Consolidated Financial Highlights
Third Quarter 2009
(unaudited)
	Quarterly							Year-To-Date
($ in thousands except for share data)	3rd Qtr 2009	2nd Qtr 2009	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008	2009	2008

EARNINGS
Net interest income	$5,077	4,822	4,541	5,172	5,426	5,295	5,080	14,440	15,801
Provision for loan loss	$1,995	6,550	960	1,225	1,999	875	300	9,505	3,174
NonInterest income	$1,210	1,599	1,789	1,381	1,812	1,469	1,641	4,598	4,922
NonInterest expense	$5,468	6,458	4,993	4,846	5,043	5,620	5,479	16,919	16,142
Net income/(loss)	$(721)	(4,095)	410	506	330	342	711	(4,406)	1,383
Basic earnings per share	$(0.18)	(1.00)	0.10	0.12	0.08	0.08	0.18	(1.08)	0.34
Diluted earnings per share	$(0.18)	(1.00)	0.10	0.12	0.08	0.08	0.17	(1.08)	0.33
Average shares outstanding	4,090,432	4,090,432	4,090,365	4,075,696	4,084,432	4,078,934	4,062,145	4,090,432	4,084,432
Average diluted shares outstanding	4,090,432	4,090,432	4,090,365	4,079,438	4,086,757	4,081,245	4,088,684	4,090,432	4,086,757

PERFORMANCE RATIOS
Return on average assets *	-0.42%	-2.32%	0.24%	0.29%	0.19%	0.20%	0.41%	-0.84%	0.27%
Return on average common equity *	-6.13%	-32.65%	3.33%	4.15%	2.69%	2.79%	5.91%	-12.03%	3.78%
Net interest margin (fully-tax equivalent) *	3.24%	3.02%	2.85%	3.28%	3.43%	3.36%	3.15%	3.04%	3.31%
Efficiency ratio	86.97%	100.58%	78.88%	73.95%	69.67%	83.09%	81.52%	88.87%	77.89%
Full-time equivalent employees	159.25	172.75	176.50	173.75	176.50	181.25	184.25	159.25	176.50

CAPITAL
Equity to assets	7.14%	6.70%	7.03%	7.12%	6.96%	7.01%	7.15%	7.14%	6.96%
Regulatory leverage ratio	9.04%	8.56%	9.52%	9.69%	9.62%	9.52%	9.33%	9.04%	9.62%
Tier 1 capital ratio	11.00%	10.38%	11.47%	11.66%	11.69%	11.55%	11.35%	11.00%	11.69%
Total risk-based capital ratio	12.53%	11.96%	12.77%	12.99%	13.04%	12.92%	12.51%	12.53%	13.04%
Book value per share	$11.87	11.24	12.29	12.15	11.86	11.92	12.18	11.87	11.86
Cash dividend per share	$0.000	0.000	0.000	0.00	0.00	0.00	0.044	0.000	0.000

ASSET QUALITY
Net charge-offs	$2,045	3,092	117	(27)	1,570	936	(527)	5,254	1,979
Net charge-offs to average loans *	1.49%	2.21%	0.08%	-0.02%	1.13%	0.67%	-0.37%	1.27%	0.47%
Allowance for loan losses	$14,905	14,105	11,498	10,655	9,278	8,974	9,035	14,905	9,278
Allowance for loan losses to total loans	2.78%	2.53%	2.06%	1.90%	1.67%	1.62%	1.61%	2.78%	1.67%
Other real estate owned (OREO)	$3,990	4,060	5,080	2,660	2,432	2,500	1,527	3,990	2,432
Non-accrual Loans	$20,219	19,016	11,708	15,675	17,066	19,412	19,726	20,219	17,066
90+ Day delinquencies	$1,477	2,509	1,304	1,020	982	1,840	547	1,477	982
Restructured Loans	$163	184	191	198	366	624	633	163	366
Total Nonperforming Loans	21,859	21,709	13,203	16,893	18,414	21,876	20,906	21,859	18,414
Total Nonperforming Assets	25,849	25,769	18,283	19,553	20,846	24,376	22,433	25,849	20,846
NPLs to Total loans	4.08%	3.89%	2.37%	3.01%	3.32%	3.95%	3.72%	4.08%	3.32%
NPAs (w/o 90+) to Total assets	3.59%	3.39%	2.37%	2.66%	2.85%	3.24%	3.17%	3.59%	2.85%
NPAs+90 to Total assets	3.80%	3.75%	2.55%	2.81%	2.99%	3.51%	3.25%	3.80%	2.99%

END OF PERIOD BALANCES
Total assets	$679,394	686,307	715,634	696,584	696,061	695,427	691,208	679,394	696,061
Total earning assets	$633,742	651,946	681,688	655,145	658,963	648,345	653,906	633,742	658,963
Total loans	$536,074	557,530	558,148	561,012	554,760	553,843	562,235	536,074	554,760
Total deposits	$592,731	594,594	618,705	586,237	573,221	600,118	587,735	592,731	573,221
Stockholders' equity	$48,541	45,962	50,280	49,618	48,449	48,753	49,405	48,541	48,449

AVERAGE BALANCES
Total assets	$686,752	708,282	696,431	684,669	682,958	685,547	701,423	697,155	689,975
Total earning assets	$636,503	657,539	662,712	642,213	642,852	646,745	663,522	650,900	651,306
Total loans	$542,921	561,828	559,607	555,558	551,407	562,165	570,010	554,781	561,205
Total deposits	$597,792	612,649	598,807	566,193	580,589	580,563	607,402	603,083	589,517
Stockholders' equity	$46,678	50,303	49,942	48,540	48,875	49,252	48,427	48,974	49,057

* annualized for quarterly data